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                                                                    Exhibit 99.1

                               PC CONNECTION, INC.

                                  NEWS RELEASE

              PC CONNECTION, INC. COMPLETES MOREDIRECT ACQUISITION

MERRIMACK, N.H.--(BUSINESS WIRE)--April 8, 2002--PC Connection, Inc. (NASDAQ:
PCCC - news), a leading direct marketer of information technology (IT) products and solutions, today announced that it has completed the acquisition of MoreDirect, Inc., a premier e-procurement supplier of IT products for medium-to-large corporate and government organizations nationwide.

Ken Koppel, Chief Executive Officer of PC Connection, Inc., said, "The acquisition of MoreDirect is consistent with our strategy of acquiring businesses that give us the opportunity to reach new market segments, as well as add talent to our management team. We believe Russell Madris, President of MoreDirect, has developed a high quality sales force and a very successful e-procurement system that effectively services medium-to-large corporate and government customers."

MoreDirect's Internet-based system enables corporate and government customers to fefficiently source, evaluate, purchase and track a wide variety of IT products. The Company will operate under the MoreDirect trade name as a wholly-owned subsidiary of PC Connection from its current facilities in Boca Raton, Florida.

Commenting on the acquisition, Russell Madris said, "Joining the PC Connection family of companies will allow MoreDirect access to additional capital, marketing programs and other resources. Our customers will benefit from PC Connection's wide range of service offerings, including overnight custom configuration, as well as their additional inventory and logistics capabilities. We look forward to pursuing new growth opportunities as a subsidiary of PC Connection, one of the largest and best-known IT direct marketing companies in the industry."

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has two sales subsidiaries, PC Connection Sales Corporation of Merrimack, NH and GovConnection, Inc. of Rockville, MD. PC Connection Sales Corporation is a rapid-response provider of IT products and solutions offering more than 100,000 brand-name products to businesses through its staff of technically trained outbound sales account managers and catalog telesales representatives, its comprehensive web sites at www.pcconnection.com and www.macconnection.com, and its catalogs PC Connection (1-800-800-5555) and MacConnection (1-800-800-2222). GovConnection, Inc. is a rapid-response provider of IT products and solutions, offering more than 100,000 brand-name products to federal, state and local agencies and educational institutions (1-800-800-0019). Both subsidiaries can deliver custom-configured computer systems overnight.

About MoreDirect, Inc.

MoreDirect, Inc. provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise. MoreDirect serves as a one-stop source by aggregating more than 350,000 products from the inventories of leading IT wholesale distributors and manufacturers.

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MoreDirect has a web-based system that enables IT corporate buyers to view the inventories of multiple wholesale distributors and manufacturers at a single source and provides valuable IT supply-chain knowledge and asset management functionality.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results and other risks detailed under the caption "Factors That May Affect Future Results and Financial Condition" in the Company's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2001. Such risks and uncertainties include the ability to realize the expected advantages of the proposed merger, market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor relationships and support programs and the ability of the Company to hire and retain qualified sales account managers and other essential personnel.

Contact:

   PC Connection, Inc.
   David Beffa-Negrini
   (603) 423-2167